Seer Reports Second Quarter 2023 Financial Results
Launched Proteograph XT Assay Kit, enabling rapid proteomics and large-scale studies

REDWOOD CITY, Calif. August 8, 2023 – Seer, Inc. (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today reported financial results for the second quarter ended June 30, 2023.

Recent Highlights
•Achieved revenue of $4.0 million for the second quarter of 2023, an increase of 11% over the prior year period
•Launched the Proteograph XT Assay Kit, enabling rapid proteomics across a range of sample types and species with unprecedented resolution and more than doubling the throughput without compromising performance
•Introduced the Seer Technology Access Center, or STAC, providing mass spec services and end-to-end solutions for customers seeking access to deep, unbiased proteomics insights
•Expanded collaboration with Thermo Fisher Scientific to develop and optimize proteomics and proteogenomics workflows and enable population scale studies using the Proteograph XT Assay Kit in combination with the Orbitrap Astral Mass Spectrometer
•Ended the quarter with $396 million of cash, cash equivalents and investments

“While we have faced significant headwinds in the quarter, we continue to firmly believe in the long-term opportunity for our differentiated proteomics technology. We are encouraged by the strong interest we have received on our recent launches of the Proteograph XT Assay Kit and STAC and by the data we continue to see our customers generating,” said Omid Farokhzad, CEO and President. “Additionally, we are taking actions to lower barriers to adoption and navigate headwinds. We are focused on laying the foundation for long-term growth and I continue to be bullish about our present and future opportunities.”

Second Quarter 2023 Financial Results
Revenue was $4.0 million for the three months ended June 30, 2023, an 11% increase from $3.6 million for the three months ended June 30, 2022. The increase was primarily due to increased sales of consumable kits related to the Proteograph Product Suite. Product-related revenue for the second quarter of 2023 was $3.0 million, including $1.4 million of related party revenue, and consisted of sales of SP100 instruments, consumable kits and platform evaluations. Service revenue was $467 thousand and grant and other revenue was $538 thousand.

Gross profit, inclusive of grant and other revenue, was $2.3 million and gross margin was 57% for the second quarter of 2023.

Operating expenses were $30.2 million for the second quarter of 2023, including $9.8 million of stock-based compensation, an increase of 21%, as compared to $25.0 million, including $8.4 million of stock-based compensation, for the corresponding prior year period. The increase in expenses was driven by increased employee compensation and other related expenses, including stock-based compensation, product development efforts related to the Proteograph Product Suite, and expenses associated with build-out of expansion facilities.

Net loss was $23.4 million for the second quarter of 2023, as compared to $22.8 million for the corresponding prior year period.

Cash, cash equivalents and investments were $396 million as of June 30, 2023.

2023 Guidance
Seer now expects full year 2023 revenue to be in the range of $16 million to $18 million, representing growth of 10% at the mid-point of the range over full year 2022. This compares to the prior range of $23 million to $25 million.

Webcast Information
Seer will host a conference call to discuss the second quarter 2023 financial results on Tuesday, August 8, 2023 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph™ Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s current views with respect to certain current and future events and financial performance. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding the Company’s outlook for fiscal year 2023. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Quarterly Report on Form 10-Q, to be filed with the SEC, and other documents the Company subsequently files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Carrie Mendivil
investor@seer.bio

Media Contact:
Karen Possemato
pr@seer.bio

Seer, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Product	$ 1,645	$ 2,406	$ 3,988	$ 4,555
Service	467	57	536	137
Related party	1,358	1,108	2,664	2,178
Grant and other	538	50	873	64
Total revenue	4,008	3,621	8,061	6,934
Cost of revenue:
Product	1,118	1,643	2,554	3,303
Service	193	15	200	29
Related party	352	354	830	748
Grant and other	64	—	128	—
Total cost of revenue	1,727	2,012	3,712	4,080
Gross profit	2,281	1,609	4,349	2,854
Operating expenses:
Research and development	14,148	10,871	28,622	21,607
Selling, general and administrative	16,074	14,172	31,113	28,466
Total operating expenses	30,222	25,043	59,735	50,073
Loss from operations	(27,941)	(23,434)	(55,386)	(47,219)
Other income (expense):
Interest income	4,560	676	8,277	819
Other expense	(50)	(57)	(281)	(61)
Total other income	4,510	619	7,996	758
Net loss	$ (23,431)	$ (22,815)	$ (47,390)	$ (46,461)
Other comprehensive loss:
Unrealized loss on available-for-sale securities	(1,439)	(886)	(281)	(2,577)
Comprehensive loss	$ (24,870)	$ (23,701)	$ (47,671)	$ (49,038)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.37)	$ (0.37)	$ (0.74)	$ (0.75)
Weighted-average common shares outstanding, basic and diluted	63,762,625	62,376,571	63,654,348	62,191,068

Seer, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 56,404	$ 53,208
Short-term investments	263,805	368,031
Accounts receivable, net	4,490	4,315
Related party receivables	638	1,804
Other receivables	1,171	899
Inventory	5,263	4,627
Prepaid expenses and other current assets	3,610	2,098
Total current assets	335,381	434,982
Long-term investments	75,806	5,157
Operating lease right-of-use assets	26,363	27,003
Property and equipment, net	22,124	19,408
Restricted cash	524	524
Other assets	997	855
Total assets	$ 461,195	$ 487,929
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 5,250	$ 2,104
Accrued expenses	7,929	8,298
Deferred revenue	255	133
Operating lease liabilities, current	2,249	1,842
Other current liabilities	122	207
Total current liabilities	15,805	12,584
Operating lease liabilities, net of current portion	27,096	28,032
Other noncurrent liabilities	174	320
Total liabilities	43,075	40,936
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of June 30, 2023 and December 31, 2022; zero shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 59,884,629 and 59,366,077 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1	1
Class B common stock, $0.00001 par value; 6,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 4,044,969 shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	686,537	667,739
Accumulated other comprehensive loss	(1,532)	(1,251)
Accumulated deficit	(266,886)	(219,496)
Total stockholders’ equity	418,120	446,993
Total liabilities and stockholders’ equity	$ 461,195	$ 487,929